Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

L.B. Foster Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Other	1,070,000	$28.77	$30,783,900	0.00014760	$4,543.70
Total Offering Amounts					$30,783,900		$4,543.70
Total Fee Offsets							—
Net Fee Due							$4,543.70

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares of common stock, par value $0.01 per share of the Registrant (the “common stock”) that may be issued pursuant to the 2022 Equity and Incentive Compensation Plan to prevent dilution resulting from any future stock split, stock dividend, recapitalization, or any other similar transaction.

(2)	Represents shares of common stock issuable pursuant to the 2022 Equity and Incentive Compensation Plan being registered pursuant to this Registration Statement.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high ($29.20) and low ($28.33) prices of the common stock of the Registrant on the Nasdaq Global Select Market on May 16, 2024 (rounded to the nearest cent).